Exhibit 99.1

Permian Basin Royalty Trust

News Release

PERMIAN BASIN ROYALTY TRUST
ANNOUNCES APRIL CASH DISTRIBUTION

     DALLAS, Texas, April 20, 2004 – Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE – PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.059152 per unit, payable on May 14, 2004, to unit holders of record on April 30, 2004.

     This month’s distribution decreased from the previous month primarily due to lower oil and gas production in the Waddell Ranch properties and higher capital costs. Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 56,907 bbls and 215,346 mcf. The average price for oil was $32.13 per bbl and for gas was $5.19 per mcf. This would primarily reflect production for the month of February. Capital expenditures were approximately $741,651. The numbers provided reflect what was net to the Trust.

     The estimated total reserves as of December 31, 2003 are approximately 6.9 million barrels of oil and 27.247 billion cubic feet of gas. Production volumes for the year ended December 31, 2003 were approximately 699,000 barrels of oil and 3,161,000 thousand mcf of gas.

     Effective April 15, 2004, Mellon Investor Services, transfer agent for Permian Basin Royalty Trust, has a new toll free number dedicated to Permian Basin Royalty Trust, to provide account assistance for registered holders of the Trust. That toll free number is 800-358-5861.

     Tax information for 2003 is available in hard copy and is also posted on the Trust website. For more information on Permian Basin Royalty Trust, please visit our website at www.pbt-permianbasintrust.com.

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Contact:	Ron E. Hooper Senior Vice President Bank of America, N.A. Toll Free – 877.228.5085